                                  EXHIBIT 3(d)

Amendment to the Articles of Incorporation


Article III is hereby amended to read as follows:

                                   ARTICLE III

      The total authorized capital stock of the Corporation is Ten Million (10,000,000) shares of common stock with no par value, all of one class with voting rights.